EXHIBIT 5.1

                               OPINION OF COUNSEL


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                  TANNENBAUM HELPERN SYRACUSE & HIRSCHTRITT LLP
                                900 THIRD AVENUE
                          NEW YORK, NEW YORK 10022-4775
                                 (212) 508-6700
                            FACSIMILE: (212) 371-1084

                                                          May 15, 2002

Warrantech Corporation
150 Westpark Way
Euless, Texas 76040

                     Re: Registration Statement on Form S-8

Gentlemen:

      We have examined the Registration Statement to be filed by you with the Securities and Exchange Commission on or about May 15, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,641,987 shares of your Common Stock reserved for issuance under the 1998 Employee Incentive Stock Option Plan, as amended (as amended, the "Plan") (collectively, the "Shares"). As counsel for Warrantech Corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

      It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the respective agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully paid and non assessable.

      We consent to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                   Very truly yours,


                                   TANNENBAUM HELPERN SYRACUSE & HIRSCHTRITT LLP


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